                                   EXHIBIT 4.1

















                             DATED: November 1, 1998


                            CECO ENVIRONMENTAL CORP.



                                     - and -



                        IRG INVESTOR RELATIONS GROUP LTD.

THIS CONSULTING AGREEMENT made as of the 1st day of November 1998.

BETWEEN:
                  CECO ENVIRONMENTAL CORP. of
                  Suite 1400, 505 University Avenue
                  Toronto, Ontario
                  M5G 1X3
                  (hereinafter referred to as the "Corporation")
OF THE FIRST PART

                  IRG INVESTOR RELATIONS GROUP LTD. of
                  4th Floor, 1286 Homer Street
                  Vancouver, B.C.
                  V6B 2Y5
                  (hereinafter referred to as the "Consultant")
OF THE SECOND PART

WHEREAS the Corporation wishes to retain the Consultant for its business and the Consultant has agreed to provide such services to the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

                                    ARTICLE 1
                                   Definitions
                                   -----------

1.1 For the purpose of this Agreement, "Consulting Services" shall mean the corporate and investor relations services relating to the business, products, and services of the Corporation to be provided by the Consultant, and in particular but without restricting the generality of the foregoing, includes arranging broker and analyst meetings, contacts, arranging attendance or representation of the Corporation at conferences of analysts and, subject to the control and direction of the Corporation, preparing corporate and product related materials for distribution to brokers, analysts, and investment advisers, and distributing same to brokers, analysts and investment advisors. The Consultant shall provide such materials to individuals upon request and the Corporation agrees to provide the Consultant with sufficient materials to fulfil these requests and to defray all attendant costs.

1.2 The terms "subsidiaries", "associates" and "affiliated corporations" as used in this Agreement shall have the meanings ascribed thereto in the Company Acts of British Columbia and Ontario.


                                    ARTICLE 2
                   Engagement of the Consultant and Its Duties
                   -------------------------------------------

2.1 The Corporation hereby engages the services of the Consultant and the Consultant hereby accepts the engagement of its services by the Corporation, subject to the terms and conditions hereinafter contained and subject to obtaining the necessary regulatory approval hereto.

2.2 The Consultant shall provide the Consulting Services to the Corporation in such manner as the Corporation and the Consultant may reasonably agree, and shall devote such of its time as is necessary to properly render the Consulting Services to the Corporation, and all its effort, skills, attention and energies during that time to the performance of its duties as herein set forth. In addition to the foregoing, the Consultant will ensure that the services to be provided will be carried out personally by Steven Hanson, President and sole shareholder of the Consultant. Any assistance provided to the Consultant's President will be by qualified and competent employees of the Consultant who are familiar with the Corporation's affairs, business and products.

2.3 The Corporation acknowledges that it is aware of the Consultant's many outside activities, duties and financial interests and agrees that the performance of such activities and duties and involvement of such financial interests will not be construed as a breach of this Agreement, provided that the Consultant provides the Consulting Services on a basis which does not impair the activities and business interests of either the Corporation or the Consultant.

2.4 In providing the Consulting Services, the Consultant will be relying upon information received from the Corporation, and will so disclose this fact in all communications. The Corporation agrees to provide the Consultant with such information, financial records, documents and product information as may facilitate the performance of the Consulting Services by the Consultant.

2.5 In the event of any misstatements, misrepresentations or omissions in information as provided by the Corporation to the Consultant and as utilized by the Consultant in the performance of the Consulting Services that may result in liability to the Consultant, the Corporation agrees to indemnify and save harmless the Consultant against any such claims or liabilities.

2.6 The Consultant agrees that it will perform the Consulting Services in accordance with all applicable laws including, but not limited to the Securities Exchange Commission Act of 1933 and 1934, its rules and regulations, and the rules and policies of the NASDAQ Stock Exchange.

2.7 The Consultant agrees to indemnify and save the Corporation harmless with respect to any claim, suit, proceedings or judgement, whether regulatory or of a court of competent jurisdiction arising from any breach of the Agreement by the Consultant.

2.8 The term of this Agreement shall be for a period of one (1) year commencing on the 1st day of November 1998 and with an option for an additional year at terms and conditions as mutually agreed upon. The indemnities provided herein at sections 2.5 and 2.7 will survive the termination of this Agreement.

2.9 The Consultant shall at all times be an independent contractor and not the servant or agent of the Corporation. No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement. The Consultant is not an agent, servant or employee of the Corporation, nor shall it represent itself to have any such relationship with the Corporation. The Consultant shall be an independent contractor with control over the manner and means of its performance. Neither the Consultant nor its employees or agents shall be entitled to rights or privileges applicable to employees of the Corporation including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Corporation and its employees.

2.10 The Consultant shall be responsible for the management of its employees and without limiting the generality of the foregoing, shall be responsible for payment to the proper authorities of all unemployment insurance premiums, Canada Pension Plan contributions, Worker's Compensation premiums and all other employment expenses for all of the Consultant's employees. The Consultant shall be responsible for deduction and remittance of all income tax due from itself and its employees.

                                    ARTICLE 3
                                  Compensation
                                  ------------

3.1 The Corporation agrees to pay the Consultant the sum of one hundred and fifty thousand ($150,000) United States Dollars upon execution of this Agreement and a further one hundred and fifty thousand ($150,000) United States Dollars on January 1, 1999. It is agreed that the payments represent advances towards expenses to be incurred pursuant to the public relations program including reasonable disbursements which will include travel and accommodation expenses, printing and mailing costs, long-distance charges, outside services, and all other out-of-pocket expenses incurred by the Consultant in the performance of its obligations pursuant to this Agreement, provided that the Consultant will not incur any single expenditure that exceeds $2,000 US without obtaining the prior written consent of the Corporation. The Consultant agrees to provide the Corporation with original receipts for disbursements and expenses incurred where procurable. A monthly accounting will be provided of the expenses incurred and paid from the advances. Any amount of the advances not utilized is fully refundable net of any unreimbursed costs at the termination of this Agreement.

3.2 The Corporation agrees to grant to the Consultant, or its designate, upon terms and conditions as determined by the various Regulatory Authorities governing the Corporation, the sole and exclusive right and option to purchase all or any part of two hundred and fifty thousand (250,000) common shares of its capital as fully paid and non-assessable freely trading shares, exercisable at $2.00 US and a further two hundred and fifty thousand (250,000) common shares exercisable at $3.00 US for a period of two years from the date of execution of this Agreement.

3.3 The Corporation also agrees to pay the Consultant a finders fee based on the Lehman formula for successful closing of joint ventures, sponsorships, private investments or other forms of financings, with introduced parties upon closing of said ventures 5% of the first $1 million, 4% of the second $1 million, 3% of the third $1 million, 2% of the fourth $1 million and 1% of the transaction thereafter.

                                    ARTICLE 4
                                 Confidentiality
                                 ---------------

4.1 The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating to the Corporation or its subsidiaries, associates or affiliated corporations whether during the term of this Agreement or thereafter, unless it first received written permission to do so from an authorized officer of the Corporation.

4.2 For the purposes of this Agreement, "confidential information" is information disclosed to or acquired by the Consultant relating to the business of the Corporation, or its subsidiaries, associates or affiliated corporations, their projects or the personal affairs of their directors, officers and shareholders, including information developed or gathered by the Consultant which has not been approved by the Corporation for public dissemination. Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Corporation, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business of the Corporation, and information which is authorized by the Corporation to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.

                                    ARTICLE 5
                                  Miscellaneous
                                  -------------

5.1 Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as previously set forth and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

5.2      Time shall be the essence of this Agreement.

5.3 The provisions of this Agreement shall inure to the benefit of and be binding upon the Corporation and the Consultant and their respective successors and assigns. This Agreement shall not be assignable by the Consultant.

5.4 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

5.5 This Agreement shall be governed by the laws of British Columbia and Ontario.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                            )  CECO ENVIRONMENTAL CORP.
                                            )
                                            )
                                            )  Per:"Phillip DeZwirek"
                                            )
                                            )  Authorized Signatory
                                            )
                                            )
                                            )  IRG INVESTOR RELATIONS GROUP LTD.
                                            )
                                            )
                                            )  Per:"Stephen Hanson"
                                            )
                                            )  Authorized Signatory